Exhibit 2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Among

MEDEGEN HOLDINGS, LLC;

MEDEGEN MEDICAL PRODUCTS, LLC;

MEDEGEN NEWCO, LLC;

MEDICAL ACTION INDUSTRIES INC. and

MAI ACQUISITION CORP.

Dated as of September 8, 2006

i

3.18	Environmental Matters	19
3.19	Accounts Receivable and Inventories.	20
3.20	Insurance	21
3.21	Brokerage and Finders’ Fees	21
3.22	Sufficiency of Assets; Affiliates.	21
3.23	Newco	22
3.24	No Material Omission	22

ARTICLE 4

COVENANTS OF THE PARTIES

4.1	Mutual Covenants	22
4.2	Covenants of Seller	25
4.3	License to Use “Medegen” Name.	28
4.4	Company Employees.	29
4.5	Transition Services; Access to Records	29

ARTICLE 5

CONDITIONS

5.1	Conditions to the Obligations of Each Party	30
5.2	Conditions to Obligations of Seller	30
5.3	Conditions to Obligations of Parent and Buyer	31

ARTICLE 6

TERMINATION AND AMENDMENT

6.1	Termination	33
6.2	Effect of Termination	33
6.3	Amendment	33
6.4	Extension; Waiver	33

ARTICLE 7

MISCELLANEOUS

7.1	Indemnification	34
7.2	Survival of Representations and Warranties, etc	36
7.3	Notices	37
7.4	Interpretation	38
7.5	Counterparts	39
7.6	Entire Agreement	39
7.7	Third-Party Beneficiaries	39
7.8	Governing Law	39
7.9	Consent to Jurisdiction; Venue	39

7.10	Specific Performance	39
7.11	Assignment	40
7.12	Expenses	40
7.13	Severability	40
7.14	Parent Guaranty	40

INDEX OF DEFINED TERMS

Defined Terms	Section
Action	3.8
Agreement	preamble
Annual Financial Statements	3.6
Antitrust Laws	4.1(a)(ii)
Audited Financial Statements	4.2(d)
Buyer	preamble
Buyer Indemnitees	7.1(a)
Cap	7.1(d)
Closing	1.3
Closing Date	1.3
COBRA	3.13(i)
Code	1.4(a)
Colorado Manufacturing Facility	3.12(a)
Colorado Manufacturing Facility Lease	3.12(a)
Colorado Warehouse Facility	3.12(a)
Colorado Warehouse Facility Lease	3.12(a)
Company	preamble
Company Facilities	3.12(a)
Company Permits	3.17(a)
Competing Transaction	4.2(b)
Confidentiality Agreement	4.2(c)
Contract	3.14
Controlled Group Liability	3.13(a)
Environmental Laws	3.18
Environmental Permit	3.18
ERISA	3.13(a)
ERISA Affiliate	3.13(a)
Escrow Agent	1.5
Escrow Agreement	1.5
FDA	2.3(d)
Financial Statements	3.6
Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities	3.17(b)(ii)
GAAP	3.6
Governmental Authority	2.3(d)
Hazardous Materials	3.18
HSR Act	2.3(d)
Indemnified Party	7.1(c)
Indemnifying Party	7.1(c)
Intellectual Property	3.11(a)
Interim Period Financial Statements	3.6
Leases	3.12(a)
License Term	4.3(a)
Losses	7.1(a)

Material Adverse Effect	7.4
Maximus	4.3(a)
Medegen	4.3(a)
Multiemployer Plan	3.13(g)
Multiple Employer Plan	3.13(g)
Newco	preamble
OEMs	4.3(b)
Parent	preamble
Plans	3.13(a)
Point of Use Facilities	4.3(a)
Pre-Closing Period	4.1(c)
Products	recitals
Purchase Price	1.2
Purchase Price Allocation	1.4(a)
Qualified Plan	3.13(c)
Real Property Laws	3.12(d)
Seller	preamble
Seller Disclosure Schedule	3.1
Seller Indemnitees	7.1(b)
Subsequent Monthly Financial Statements	4.2(d)
Survival Period	7.2(a)
Tax Proceeding	3.10(a)
Tax Returns	3.10(h)
Taxes	3.10(g)
Taxing Authority	3.10(i)
Tennessee Facility	3.12(a)
Threshold Amount	7.1(d)

v

EXHIBIT INDEX

Exhibit A	Product Listing

Exhibit B	Escrow Agreement

Exhibit C	Machinery and Equipment Listing

Exhibit D	Non-Competition Agreement

Exhibit E	Seller’s Opinion of Counsel

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (hereinafter the “Agreement“) is made, executed and entered into on this 8th day of September, 2006, by and among MEDICAL ACTION INDUSTRIES INC., a Delaware corporation (hereinafter “Parent“), MAI ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (hereinafter “Buyer“), MEDEGEN NEWCO, LLC, a Delaware limited liability company (hereinafter “Newco“), MEDEGEN MEDICAL PRODUCTS, LLC, a Delaware limited liability company (hereinafter the “Company“), and MEDEGEN HOLDINGS, LLC, a Delaware limited liability company (hereinafter “Seller“).

WHEREAS, the Company is engaged in the business of high speed injection molding manufacturing, specializing in disposable products in the health care markets (the “Products“) a list of which is attached hereto as Exhibit “A”;

WHEREAS, Seller’s subsidiary Medegen, LLC, owns or holds certain fixed assets in Colorado used by the Company in connection with its business;

WHEREAS, Buyer desires to acquire the business operated by the Company, and Seller desires to sell the business to Buyer, all as more fully provided in this Agreement;

WHEREAS, to effectuate the sale, Seller has formed Newco, to which Seller will cause Medegen, LLC to transfer (a) all of the Colorado fixed assets, and (b) the entire equity interest in the Company, and Buyer will acquire the entire equity interest of Newco;

WHEREAS, the board of directors of Parent and Buyer have approved this Agreement, and deem this Agreement (including the transactions contemplated by this Agreement) fair to and in the best interests of their respective stockholders, and, by resolutions duly adopted, have approved and adopted this Agreement;

WHEREAS, Seller is the sole member of Newco, and Newco will be the sole member of the Company; and

WHEREAS, Seller and the board of directors of the Company and Newco have approved this Agreement, and deem this Agreement (including the transactions contemplated by this Agreement) fair to and in the best interests of Seller, the Company and Newco, and, by resolutions duly adopted, have approved and adopted this Agreement;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF MEMBERSHIP INTEREST

1.1 Purchase and Sale of Membership Interest. Upon the terms and subject to the conditions of this Agreement, and upon reliance upon the representations, warranties and agreements herein set forth, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer its entire membership interest in Newco. Seller has the right to transfer legal and beneficial title to its membership interest in Newco, free and clear of all liens, pledges, security interests, claims or other encumbrances other than such liens, pledges, security interests, claims or other encumbrances that will be released at the Closing. At the Closing, Newco’s sole assets will consist of the Colorado fixed assets used in the Company’s business and the entire equity interest of the Company.

1.2 Purchase Price. In consideration for the transfer by Seller of its membership interest in Newco to Buyer, on the Closing Date, on the terms and subject to the conditions set forth in this Agreement, and the execution and delivery of the other agreements entered into in connection herewith, Buyer agrees to pay or cause to be paid to Seller $80,000,000.00 (the “Purchase Price“), subject to escrow as set forth below, by wire transfer in immediately available funds to such bank account or accounts as Seller shall direct in writing at least five days prior to the Closing Date.

1.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing“) shall take place at the offices of Vinson & Elkins LLP, 666 Fifth Avenue, New York, New York 10103, on or about October 5, 2006, or such other time and place upon which the parties may agree, after satisfaction or waiver of the conditions set forth in Article 5 (other than those that are to be satisfied on the Closing Date), the day on which the Closing actually occurred is herein referred to as the “Closing Date“.

1.4 Allocation of Purchase Price.

(a) The purchase price shall be allocated by the parties in the manner agreed to by Seller and Buyer (the “Purchase Price Allocation“) in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code“) and the Treasury Regulations thereunder. The parties agree that if the Purchase Price is adjusted after the Closing Date for indemnification pursuant to Article VII, the parties shall make in good faith a corresponding adjustment to the Purchase Price Allocation.

(b) In connection with the determination of the Purchase Price Allocation, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. Buyer and Seller agree to (i) duly prepare and timely file such reports and information returns (including Internal Revenue Service Form 8594) as may be required under Section 1060 of the Code and any regulations thereunder and any corresponding provisions of applicable state income tax laws to report the Purchase Price Allocation, and (ii) prepare and file all such reports and information returns consistent with the Purchase Price Allocation.

1.5 Escrow. Notwithstanding the foregoing provisions of this Article 1 to the contrary, on the Closing Date, $7,000,000 of the Purchase Price shall be paid by Buyer to an escrow agent to be selected by Buyer and Seller prior to Closing (the “Escrow Agent“), pursuant to the provisions of an escrow agreement (the “Escrow Agreement“), in the form attached hereto as Exhibit “B”, to be held in escrow as security for the indemnification obligations in favor of Buyer under Article 7. As provided in the Escrow Agreement, $3,500,000 of the escrowed funds shall be released to Seller on May 31, 2007. The escrow shall terminate at the end of the

Survival Period (as defined in Section 7.2(a)), and all escrow funds shall be paid to Seller; provided that if prior to such date Buyer makes a claim for indemnification pursuant to Section 7.1, the amount subject to such claim will remain in the escrow until the claim is resolved.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

In order to induce Seller to enter into this Agreement, Parent and Buyer represent and warrant to Seller that the statements contained in this Article 2 are true, correct and complete.

2.1 Organization and Standing. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has full corporate power and authority to own, lease, use and operate its assets and properties and to conduct its business as and where now owned, leased, used, operated and conducted. Buyer is a wholly owned subsidiary of Parent.

2.2 Corporate Power and Authority. Each of Parent and Buyer has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Buyer have been duly authorized by all necessary corporate action on the part of Parent and Buyer. This Agreement has been duly executed and delivered by each of Parent and Buyer, and constitutes the legal, valid and binding obligation of each of Parent and Buyer enforceable against Parent and Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

2.3 Conflicts; Consents and Approval. Neither the execution nor delivery of this Agreement by Parent or Buyer nor the consummation of the transactions contemplated by this Agreement by Parent or Buyer will:

(a) conflict with, or result in a breach of any provision of, the Amended and Restated Articles of Incorporation, as amended, or the By-Laws, as amended, of Parent, or the Certificate of Incorporation or the By-laws of Buyer;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any individual or entity (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its subsidiaries is a party;

(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by Buyer or any of its affiliates with, any third party or any local, domestic, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (including the United States Food and Drug Administration (the “FDA“), and the United States Federal Trade Commission) and Occupational Safety and Health Administration (a “Governmental Authority“), other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the “HSR Act“), or (ii) filings required under United States federal and state securities laws as are contemplated by this Agreement;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 7.4) on Buyer or a material adverse effect on the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement.

2.4 Brokerage and Finders’ Fees. Neither Buyer nor any director, officer or employee of Buyer has incurred or will incur on behalf of Buyer any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement.

2.5 Litigation and Proceedings. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or to the knowledge of Buyer, investigations, pending before or by any Governmental Authority or, to the knowledge of Buyer, threatened, against Parent or Buyer which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Parent or Buyer to enter into and perform its obligations under this Agreement.

2.6 Investment Representations. Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended, and is acquiring the membership interests of Newco for investment purposes and without a view to their public resale or distribution.

2.7 Sufficient Funds. Buyer has sufficient funds available to pay the Purchase Price to Seller and to perform its other obligations pursuant to this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Except as specifically set forth in the Disclosure Schedule prepared and signed by Seller and the Company and delivered to Buyer simultaneously with the execution hereof (the “Seller Disclosure Schedule“), Seller and the Company, jointly and severally, represent and warrant to Buyer that all of the statements contained in this Article 3 are true, correct and complete. Each matter referred to in any section of the Seller Disclosure Schedule shall be deemed to have been disclosed for the same purposes in all other sections of the Seller Disclosure Schedule to the extent it is reasonably clear from such disclosure that it is applicable to such other sections. A representation in this Article 3 that is qualified to the Company’s or Seller’s “knowledge” shall mean the knowledge of the following persons, after reasonable inquiry: Mark Dorris, Paul Ellis, Mike Stanley and Charlie Stroupe.

3.1 Organization and Standing. Each of Seller, Newco, and the Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with full limited liability company power and authority to own, lease, use and operate its assets and properties and to conduct its business as and where now owned, leased, used, operated and conducted. Seller and each of its subsidiaries, including Newco and the Company, is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to be so qualified or in good standing, except where the failure to be so qualified and in good standing in such jurisdiction would not have a Material Adverse Effect on Seller. None of Seller, Newco, and the Company is in default in the performance, observance or fulfillment of any provision of its Operating Agreement as in effect on the date of this Agreement. Seller has furnished to Buyer complete and correct copies of such Operating Agreements. Listed in Section 3.1 of the Seller Disclosure Schedule is each jurisdiction in which Seller or one of its subsidiaries, including Newco and the Company, is qualified to do business and whether Seller (or the subsidiaries of Seller) is in good standing.

3.2 Subsidiaries. The only subsidiary of Newco at the Closing will be the Company. The Company has no subsidiaries. Neither the Company nor Newco (except for the interest in the Company that Newco will acquire prior to Closing) owns, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

3.3 Power and Authority. Each of Seller, Newco, and the Company has all requisite limited liability company power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Seller, Newco, and the Company has been duly authorized by all necessary limited liability company action on the part of Seller, Newco, and the Company. This Agreement has been duly executed and delivered by Seller, Newco, and the Company, and constitutes the legal, valid and binding obligation of Seller, Newco, and the Company, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.4 Capitalization of Company. Seller is the sole member of Newco, and, at the Closing, Newco will be the sole member of the Company. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of Newco or the Company, nor are there outstanding any securities that are convertible into or exchangeable for any equity securities or other ownership interests of Newco or the Company, and none of the Company, Newco, and Seller has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Newco or the Company or any predecessor thereof.

3.5 Conflicts: Consents and Approvals. Neither the execution or delivery of this Agreement by Seller, Newco, or the Company, nor the consummation of the transactions contemplated by this Agreement by Seller, Newco, or the Company will:

(a) conflict with, or result in a breach of any provision of, Seller’s, Newco’s, or the Company’s Operating Agreement;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Seller or any of its subsidiaries, including Newco and the Company, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Seller or any of its subsidiaries, including Newco and the Company, is a party;

(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of its subsidiaries, including Newco and the Company, or any of their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by Seller or any of its affiliates, including Newco and the Company, with, any third party or any Governmental Authority, other than (i) actions required by the HSR Act, and (ii) consents or approvals of any Government Authority set forth in Section 3.5 to the Seller Disclosure Schedule;

except in the case of clause (b) above that is set forth in Section 3.5 to the Seller Disclosure Schedule, and in the case of clauses (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Newco or the Company or a material adverse effect on the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement.

3.6 Financial Statements. Seller has delivered to Buyer the following unaudited financial statements of the Company: (a) balance sheets as of December 31, 2005, 2004 and 2003, (b) statements of income for the years ended December 31, 2005, 2004 and 2003 (together with the balance sheets referred to in subsection (a), the “Annual Financial Statements“), (c) a balance sheet as of June 30, 2006, and (d) a statement of income for the six-month period ended June 30, 2006 (together with the balance sheet referred to in subsection (c), the “Interim Period Financial Statements“), which are attached hereto in Section 3.6 to the Seller Disclosure Schedule. The Annual Financial Statements, the Interim Period Financial Statements and, from and after the date of delivery thereof the Subsequent Monthly Financial Statements and the Audited Financial Statements (each as defined in Section 4.2(d)), are referred to collectively herein as the “Financial Statements.” The Annual Financial Statements are and the Audited Financial Statements, when delivered, will be complete and correct in all material respects, prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP“) throughout the periods indicated, except that the Annual Financial

Statements do not contain footnotes. The Interim Period Financial Statements and the Subsequent Monthly Financial Statements, when delivered, will have been prepared in accordance with GAAP, except that they do not contain footnotes, and are subject to normal audit adjustments. The balance sheets included in the Financial Statements present fairly the financial condition of the Company as at their respective dates. The statements of income included in the Financial Statements reflect all costs that historically have been incurred and present fairly the results of operations of the Company for the periods indicated. Except (i) as and to the extent disclosed or reserved against on the balance sheet of the Company as of June 30, 2006, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in Section 3.6 of the Seller Disclosure Schedule, none of Seller, Newco, and the Company has any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or could have a Material Adverse Effect on Newco or the Company.

3.7 Compliance with Law.

(a) Except as set forth in Section 3.7 to the Seller Disclosure Schedule, each of Seller, Newco, and the Company is in compliance, and at all times since January 1, 2002 have been in compliance, in all material respects with all applicable laws relating to Seller, Newco, and the Company or their respective business or properties, including all employment matters.

(b) Except as disclosed in Section 3.7 to the Seller Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Seller, Newco, and the Company are pending, or, to the knowledge of Seller or the Company, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same.

(c) Except as disclosed in Section 3.7 to the Seller Disclosure Schedule, each of Seller, Newco, and the Company has been in full compliance with the applicable provisions of the Privacy Standards, the Electronic Transactions Standards and the Security Standards promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996.

3.8 Litigation; Products Liability. Except at set forth in Section 3.8 to the Seller Disclosure Schedule, there is no suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation (an “Action“) pending, or, to the knowledge of Seller or the Company (or its executive officers or directors), threatened, against Seller, Newco, or the Company or any executive officer or director of Seller, Newco, or the Company with respect to the business of Newco or the Company. Except as set forth in Section 3.8 to the Seller Disclosure Schedule, none of Seller, Newco, and the Company is subject to any outstanding order, writ, injunction or decree. Except as set forth in Section 3.8 to the Seller Disclosure Schedule, since January 1, 2003, none of Seller, Newco, and the Company has been subject to any outstanding order, writ, injunction or decree relating to the Company’s method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of the Company. Except as set forth in Section 3.8 to the Seller Disclosure Schedule, there is no Action presently pending, or, to the knowledge of Seller or the Company (or its executive officers or directors), threatened, against Seller, Newco, or the Company relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company. Except as set forth in Section 3.8 to the Seller Disclosure Schedule, none of Seller, Newco, and the Company has extended to its customers any written nonuniform product warranties, indemnifications or guarantees.

3.9 No Material Adverse Change. Except as set forth in Section 3.9 of the Seller Disclosure Schedule, since December 31, 2005, there has been no material adverse change in the assets, liabilities, results of operations, or financial condition of the Newco or Company, or any event, occurrence or development that could reasonably be expected to have a Material Adverse Effect on Newco or the Company or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement.

3.10 Taxes.

(a) Each of the Company, Newco and Medegen, LLC has duly and timely filed all Tax Returns (including those filed on a consolidated, combined or unitary basis) required to have been filed by the Company, and all such Tax Returns are true, correct and complete. Each of the Company, Newco and Medegen, LLC has paid all Taxes required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any United States federal, state or local or foreign or other Taxing Authority within the time and manner prescribed by applicable law. The Financial Statements contain adequate reserves (without taking into account any reserve for deferred taxes) for any Taxes which have not been paid, whether or not shown as being due on any Tax Return, and the liabilities of the Company, and Newco, for any Taxes will not exceed the reserves so established. Except as disclosed in Section 3.10 to the Seller Disclosure Schedule, (i) neither the Company, Newco nor Medegen, LLC is delinquent in the payment of any material Tax; (ii) neither the Company, Newco nor Medegen, LLC has requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect to any taxable year or period that have not since been filed; (iii) no deficiencies for any material Tax have been proposed in writing, asserted or assessed (tentatively or definitely), or, to the knowledge of Seller, the Company or Medegen, LLC, threatened, in each case, by any Taxing Authority, against the Company or Medegen, LLC for which there are not adequate reserves in the Financial Statements; (iv) no audit, litigation or other proceeding with respect to Taxes (“Tax Proceeding“) has been commenced or is presently pending with respect to the Company or Medegen, LLC and, to the knowledge of Seller, the Company and Medegen, LLC, no such Tax Proceeding is pending or threatened; (v) there are no pending requests for waivers of the time to assess any material Tax against the Company or Medegen, LLC, other than those made in the ordinary course and for which payment has been made or for which there are adequate reserves in the Financial Statements; (vi) all assets of the Company or Medegen, LLC have been properly listed and described on the property tax rolls for all periods prior to Closing and no portion of the assets of the Company constitutes omitted property for property tax purposes; and (vii) with respect to any taxable period ended prior to December 2001, all United States federal income Tax Returns including the Company and/or Medegen, LLC have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. Neither the Company nor Medegen, LLC has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of the Company, Newco or Medegen, LLC (other than liens for Taxes not yet due). Except as set forth in Section 3.10 to the Seller Disclosure Schedule, no claim has ever been made in writing by a Taxing Authority in a jurisdiction where the Company or Medegen, LLC does not file Tax Returns that the Company or Medegen, LLC is or may be subject to taxation by that jurisdiction.

(b) Neither the Company, Newco nor Medegen, LLC is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither the Company, Newco nor Medegen, LLC is now or has ever been a party to or bound by any agreement or arrangement (whether or not written and including any arrangement required or permitted by law) binding the Company, Newco or Medegen, LLC that (i) requires the Company, Newco or Medegen, LLC to make any Tax payment to or for the account of any other person, (ii) affords any person other than Seller the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, deduction or any other credit or Tax attribute that could reduce Taxes (including deductions and credits related to alternative minimum Taxes) of the Company or Medegen, LLC, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Company from any person.

(c) Each of the Company and Medegen, LLC has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing by the Company or Medegen, LLC to any employee, independent contractor, creditor, member, stockholder or other third party.

(d) Except as disclosed in Section 3.10 to the Seller Disclosure Schedule or the transactions contemplated by this Agreement, neither Seller, the Company nor their affiliates have engaged in any transaction (or any series of transactions) outside the ordinary course of business which may give rise to any material change in the Tax position of the Company during any period beginning after the end of the latest period for which a Tax Return has been filed (with respect to any jurisdiction, domestic or foreign), except to the extent reserved for in the Financial Statements.

(e) Except as disclosed in Section 3.10 to the Seller Disclosure Schedule, the Company has not (i) participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in any “listed transaction” or any other “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, (ii) has engaged in any transaction that gives rise to (x) a registration obligation under section 6111 of the Code and the Treasury Regulations thereunder, or (y) a list maintenance obligation under section 6112 of the Code and the Treasury Regulations thereunder, or (iii) has taken any position on any Tax Return which could give rise to a substantial underpayment of Tax under Section 6662 of the Code or any similar provision of state, local or foreign Tax law. Neither Seller nor the Company has been notified by any tax advisor that such tax advisor has received a summons pursuant to Section 7609 of the Code with respect to any records of the Company.

(f) Since inception, each of the Company, Newco and Medegen, LLC has been treated for U.S. federal income Tax purposes as an entity disregarded as separate from its owner, within the meaning of Treasury Regulation Section 301.7701-3. No election has been made to treat either the Company or Newco as a corporation for U.S. federal income Tax purposes and no other action has been taken that is inconsistent with the treatment of the Company and Newco as disregarded entities. Neither the Company nor Newco is a successor to an entity that has been treated as a corporation for U.S. federal income Tax purposes, nor has the Company or Newco acquired substantially all of the assets of an entity in a transaction pursuant to which the Company or Newco would succeed to the liabilities of such an entity.

(g) “Taxes” means (i) all taxes, assessments, fees and other governmental charges imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, sales, use, property (including assessments, fees or other charges imposed by a Taxing Authority which are based on the use or ownership of real property), personal property (tangible and intangible), stamp, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, unclaimed property or escheat obligations, or other charge of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) or (ii), above, that arises by reason of a contract, assumption, transferee or successor liability, operation of law, Treasury Regulation section 1.1502-6 (or any predecessor or successor thereof or any analogous provision under state, local or other law) or otherwise.

(h) “Tax Returns” means returns, reports and forms filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(i) “Taxing Authority” means any Governmental Authority with the power to levy or collect Taxes or to which any Taxes are payable or which otherwise administers Taxes.

3.11 Intellectual Property.

(a) Set forth in Section 3.11 to the Seller Disclosure Schedule is a true and complete list of (i) all of the Company’s foreign and domestic patents, patent applications, copyrights, trademarks, service marks, and trade names (and any registrations or applications for registration for any of the foregoing) and (ii) all agreements to which the Company is a party that concern any Intellectual Property used, owned or held by the Company. “Intellectual Property“ means all intellectual property or other proprietary rights of every kind, including all domestic or foreign patents, domestic or foreign patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, works-for-hire, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, customer lists, marketing and customer information, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof. Other than the Intellectual Property set forth in Section 3.11 to the Seller Disclosure Schedule, no name, patent invention, trade secret, proprietary right, computer software, trademark, service mark, trade name, logo, copyright, franchise, license, sublicense or other Intellectual Property is necessary for the operation of business of the Company in substantially the same manner as such business is presently conducted or is currently being utilized by the Company in such operation. Except as set forth in Section 3.11 to the Seller Disclosure Schedule: (i) the Company owns, free and clear of any liens, claims or encumbrances, the Intellectual Property listed thereon; (ii) no claim of invalidity or ownership with respect to any Intellectual Property listed has been made by a third party and such Intellectual Property is not the subject of any threatened or pending Action; (iii) no individual or entity has asserted that the Company or a licensee of the Company is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right or other Intellectual Property or Intellectual Property right of another, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (iv) all fees, annuities, royalties, honoraria and other payments that are due from the Company on or before the date of this Agreement for any of the Intellectual Property and agreements related to the Intellectual Property has been paid; (v) to the knowledge of the Company or Seller, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture, composition of matter, or material related to any part of the Intellectual Property, does not infringe on any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (vi) to the knowledge of the Company or Seller, no unexpired foreign or domestic patents or patent applications exist that are adverse to the interests of the Company; (vii) there exists no (A) prior art that would void or invalidate any of the Company’s Intellectual Property or (B) conduct or use by the Company or any third party that would void or invalidate any of the Company’s Intellectual Property; and (viii) to the knowledge of the Company or Seller, the execution, delivery and performance of this Agreement by the Company or Seller, and the consummation of the transactions contemplated by this Agreement, will not breach, violate or conflict with any instrument or agreement governing or contained within any of the Company’s Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Company’s Intellectual Property, or in any way impair the right of Buyer to make, use, sell, license or dispose of, or to bring any action for the infringement of, any of the Company’s Intellectual Property.

(b) Seller and the Company have taken reasonable and appropriate steps to safeguard and maintain the secrecy and confidentiality of all trade secrets, copyrights and patents contained in the Company’s Intellectual Property.

3.12 Title to and Condition of Properties.

(a) The Company owns or holds under valid leases all real property, including the facility located in Northglenn, Colorado (the “Colorado Manufacturing Facility“), the facility located in Denver, Colorado (the “Colorado Warehouse Facility“) and the facility located in Gallaway, Tennessee (the “Tennessee Facility” and, together with the Colorado Manufacturing Facility and Colorado Warehouse Facility, the “Company Facilities“), plants, machinery and equipment necessary for the conduct of the business of the Company as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a Material Adverse Effect on the Company. Seller has provided Buyer with (i) a true and correct copy of the Real Estate Lease, dated October 1, 2005, between ProLogis (the

“Colorado Warehouse Facility Lease“) and the Company and (ii) a true and correct copy of the Real Estate Lease, dated August 5, 1997, between Valentine Colorado, LLC and the Company (the “Colorado Manufacturing Facility Lease” and together with the Colorado Warehouse Facility Lease, the “Leases“). Each of the Leases is legal, valid, binding, enforceable, and in full force and effect. The Company has good and valid title to the leasehold estate under the Leases free and clear of all liens, other than those that will be released at Closing. The Company enjoys peaceful and undisturbed possession under the Leases. Except as set forth in Section 3.12 to the Seller Disclosure Schedule, the Company has good and valid fee title to the Tennessee Facility, free and clear of all liens, other than those that will be released at Closing, liens for taxes not yet due and payable, and exceptions to title or similar encumbrances incurred in the ordinary course of business that do not detract from the value or marketability of the Tennessee Facility or interfere with its use in the ordinary course of business.

(b) There are no eminent domain or any other similar Actions pending, or, to the knowledge of Seller or the Company, threatened, affecting any portion of the Company Facilities. There is no writ, injunction, decree, order or judgment outstanding, nor any Action, pending, or, to the knowledge of Seller or the Company, threatened, relating to the ownership, lease, use, occupancy or operation of the Company Facilities.

(c) To the knowledge of Seller or the Company, the use and operation of the Company Facilities do not violate in any material respect any instrument of record or agreement affecting such use and operation. To the knowledge of Seller or the Company, there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other person entitled to enforce the same affecting the Company Facilities or the current or contemplated use or occupancy thereof. No material damage or destruction has occurred with respect to the Company Facilities since December 31, 2005.

(d) To the knowledge of Seller or the Company, the Company Facilities comply with all applicable building, zoning, subdivision and other land use and similar applicable laws affecting them (collectively, “Real Property Laws“), and none of Seller, Newco, and the Company has received any notice of violation or claimed violation of any Real Property Law. There is no pending, or, or to the knowledge of Seller or the Company, anticipated, change in any Real Property Law that will have or result in a material adverse effect upon the ownership, alteration, use, occupancy or operation of the Company Facilities or any portion thereof. To the knowledge of Seller or the Company, no current use of the Company Facilities is dependent on a nonconforming use or other governmental approval the absence of which would materially limit the use of such property.

(e) The buildings, plants, machinery and equipment necessary for the conduct of the businesses of the Company as presently conducted are, to the knowledge of Seller or the Company, structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. A list of machinery and equipment is annexed hereto as Exhibit “C”.

3.13 Employee Benefit Plans.

(a) For purposes of this Section 3.13, the following terms have the definitions given below:

“Controlled Group Liability” means any and all liabilities (contingent, secondary or otherwise) (i) under Title IV of ERISA (as defined below), (ii) under Sections 302 and 502 of ERISA, (iii) under Sections 412, 4971, and 4975 of the Code, and (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Section 601 et seq. of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Plans” means all employee benefit plans, programs and other arrangements providing benefits to any current or former employee or director of the Company or to any beneficiary or dependent thereof, and whether covering one person or more than one person, sponsored or maintained by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates contributes, is obligated to contribute, or has any liability or obligation. Without limiting the generality of the foregoing, the term “Plans” includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, severance pay plan, agreement, arrangement or policy (including statutory severance and termination indemnity plans), practice or agreement, employment agreement, retiree medical benefits plan and each other employee benefit plan, program or arrangement, including each “employee benefit plan” (within the meaning of Section 3(3) of ERISA).

(b) Section 3.13 to the Seller Disclosure Schedule lists all Plans. Except as set forth on Section 3.13 to the Seller Disclosure Schedule, with respect to each Plan, Seller has provided to Buyer a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any; (vi) the most recent actuarial valuation, if any; (vii) all collective bargaining agreements, if any; (viii) all contracts with third party administrators, actuaries, investment managers, consultants, or others that relate to any Plan; (ix) any notices provided to either participants in any Plan or to any Governmental Authority relative to any Plan during the past three years; (x) all minutes of committees, trustees or others charged with administrative authority with respect to any Plan for the past three years; and (xi) all compliance reports provided by third party administrators, actuaries or others relative to any Plan during the past three years, including, but not limited to, reports of compliance with Code Sections 401(k), 401(m), 415, 402(g), 410(b) or 401(a)(4). Except as specifically provided in the foregoing documents provided to Buyer, there are no amendments to any Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or to adopt or approve any new Plan.

(c) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a “qualified plan” (within the meaning of Section 401(a) of the Code) (a “Qualified Plan“). There are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

(d) All contributions required to be made by Seller or the Company or any of their respective ERISA Affiliates to any Plan by applicable laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date of this Agreement have been timely made or paid in full. All liabilities of the Company under the Plans are reflected on the Financial Statements in accordance with GAAP.

(e) Seller and the Company and their respective ERISA Affiliates have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations (including any local applicable law) applicable to the Plans including the timely filing of all reports required by ERISA or the Code. Each Plan has been operated in material compliance with its terms. There is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of the Company or any of its ERISA Affiliates under ERISA or the Code.

(f) Except as set forth in Section 3.13 to the Seller Disclosure Schedule, each Plan may be unilaterally terminated by the Company at any time without liability other than for benefits accrued under the terms of such Plan as of the date of termination.

(g) Except as set forth in Section 3.13 to the Seller Disclosure Schedule, no Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan“) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a “Multiple Employer Plan“), nor has the Company or any of its ERISA Affiliates, at any time, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

(h) There does not now exist, and there are no existing circumstances that could result in, any Controlled Group Liability that would be a liability of the Company following the Closing. Without limiting the generality of the foregoing, neither Seller nor the Company nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4202 of ERISA.

(i) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth in Section 3.13 to the Seller Disclosure Schedule, the Company does not have any liability for life, health, medical or other welfare benefits to former employees or directors or beneficiaries or dependents thereof. To the knowledge of Seller or the Company, there has been no communication to current or former employees or directors of the Company that could reasonably be expected or interpreted to promise or guarantee such employees or directors retiree health or life insurance benefits or other retiree welfare benefits. Each Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in compliance with the notice and continuation requirements of Section 4980B of the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA“), Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, and the privacy regulations issued by the U.S. Department of Health and Human Services at 45 C.F.R. Parts 160 and 164, and Seller has provided a copy of all notices, policies and procedures of any Plan intended to comply with any of these requirements to Buyer.

(j) Except as disclosed in Section 3.13 of the Seller Disclosure Schedule, all individuals who perform services to or for the benefit of the Company are employees or directors of the Company and each Plan covers such individuals.

(k) Except as disclosed in Section 3.13 to the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company (either alone or in conjunction with any other event). Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the transactions contemplated by this Agreement, either solely as a result thereof or as a result of such transactions in conjunction with any other events, will be an “excess parachute payment” (within the meaning of Section 280G of the Code).

(l) Except as disclosed in Section 3.13 to the Seller Disclosure Schedule, there are no pending, or, to the knowledge of Seller or the Company, threatened, Actions (other than claims for benefits in the ordinary course) that have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans that could reasonably be expected to result in any liability of the Company.

(m) Section 3.13 to the Seller Disclosure Schedule sets forth the names of all directors and officers of the Company, the total salary, bonus, and fringe benefits and perquisites (to the extent such fringe benefits or perquisites would have to be disclosed under Rule 402(b) of Regulation S-K assuming each such person was a named executive officer) each received in the fiscal year ending December 31, 2005, and any changes to the foregoing that will occur as a matter of entitlement subsequent to December 31, 2005. Section 3.13 to the Seller Disclosure Schedule also lists and describes the current compensation of any other employee of the Company whose total current salary and maximum bonus opportunity exceeds $100,000 annually. Section 3.13 to the Seller Disclosure Schedule also sets forth the liability of the Company for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Qualified Plans) to each such director, officer and employee and to all other employees as a group, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. Except as disclosed in Section 3.13 to the Seller Disclosure Schedule, there are no other material forms of compensation paid to any such director, officer or employee of the Company. Except as set forth in Section 3.13 to the Seller Disclosure Schedule, no officer, director, or employee of the Company or any other affiliate of the Company, or any immediate family member of any of the foregoing, provides or causes to be provided to the Company any material assets, services or facilities and the Company does not provide or cause to be provided to any such officer, director, employee or affiliate, or any immediate family member of any of the foregoing, any material assets, services or facilities.

(n) No Plan is subject to the laws of any jurisdiction outside of the United States and all employees of the Company are employed within the United States.

(o) No disallowance of a deduction under Section 162(m) of the Code for employee reimbursement of any amount paid or payable by the Company has occurred or is reasonably expected to occur.

3.14 Contracts. Section 3.14 to the Seller Disclosure Schedule lists all written or oral contracts, agreements, guarantees, leases, courses of dealings and executory commitments other than Plans (each a “Contract“) to which Newco or the Company is a party and that fall within any of the following categories: (a) Contracts not entered into in the ordinary course of the Company’s business, other than those that are not material to the business of the Company, (b) joint venture, partnership and similar agreements, (c) Contracts that are service contracts or equipment leases involving payments by Newco or the Company of more than $25,000 per year, (d) Contracts containing covenants purporting to limit the freedom of Newco or the Company to compete in any line of business, sell, supply or distribute any product, in each case, in any geographic area or to hire any individual or group of individuals, (e) Contracts that after the Closing Date would have the effect of limiting the freedom of Buyer or any of its subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals, (f) Contracts that contain minimum purchase conditions in excess of $25,000 or requirements or other terms that restrict or limit the purchasing relationships of the Company or its affiliates, or any customer, licensee or lessee thereof, (g) Contracts relating to any outstanding commitment for capital expenditures in excess of $25,000, (h) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $25,000 and not cancelable by Newco or the Company (without premium or penalty) within one month, (i) Contracts with any labor organization or union or Governmental Authority, (j) indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money in excess of $25,000, letters of credit or other agreements or instruments of Newco or the Company or commitments for the borrowing or the lending of amounts in excess of $25,000 by Newco or the Company or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of Newco or the Company, (k) Contracts involving annual revenues to the business of the Company in excess of 1% of the Company’s annual revenues, (l) Contracts providing for “earn-outs,” “savings guarantees,” “performance guarantees,” or other contingent payments by Newco or the Company involving more than $25,000 over the term of the Contract, (m) Contracts with or for the benefit of any affiliate of the Company or immediate family member of any affiliate of the Company involving more than $25,000 in the aggregate per affiliate, and (n) Contracts involving payments by Newco or the Company of more than $25,000 per year. All such Contracts and all other Contracts that are material to the business or operations of the Company are valid and binding obligations of Newco or the Company, and, to the knowledge of Seller or the Company, the valid and binding obligation of each other party thereto, except such Contracts that if not so valid and binding would not, individually or in the aggregate, have a Material Adverse Effect on Newco or the Company. None of Seller, Newco, and the Company, or, to the knowledge of Seller or the Company, any other party thereto, is in violation of or in default in respect of, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract or of any other Contract that is material to the business or operations of the Company, except such violations or defaults under or terminations that, individually or in the aggregate, would not have a Material Adverse Effect on Newco or the Company.

3.15 Labor Matters. Except as set forth in Section 3.15 to the Seller Disclosure Schedule, the Company has (i) no labor contracts, collective bargaining agreements or employment or consulting agreements with any persons employed by the Company or any persons otherwise performing services primarily for the Company, (ii) no labor strike, dispute or stoppage pending, or, to the knowledge of the Company, threatened, against the Company, and (iii) the Company has not experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since July 1, 2006. To the knowledge of Seller or the Company, since January 1, 2003, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of the Company except as set forth in Section 3.15 to the Seller Disclosure Schedule.

3.16 Operation of Seller’s Business; Relationships. To the knowledge of Seller or the Company, except as set forth in Section 3.16 to the Seller Disclosure Schedule, since December 31, 2005, no material customer of the Company has indicated that it will stop or materially decrease purchasing services, materials or products from the Company, and no material supplier or service provider of the Company has indicated that it will stop or materially decrease the supply of materials, products or services to the Company, or, in each case, is otherwise involved in, or is threatening, a material dispute with the Company. To the knowledge of Seller or the Company, Section 3.16 of the Seller Disclosure Schedule describes each termination or nonrenewal that has occurred during the 2006 calendar year with respect to any Contract with any customer or supplier involving payments in excess of $250,000 per year. To the knowledge of Seller or the Company, Section 3.16 of the Seller Disclosure Schedule also describes each termination or nonrenewal that has occurred between January 1, 2006 and the date of this Agreement with respect to any Contract with any customer or supplier involving payments reasonably expected to be in excess of $250,000 for the 2006 calendar year.

3.17 Permits, Compliance.

(a) Each of Newco and the Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, registrations, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being and has been conducted (collectively, the “Company Permits“), and there is no Action pending, or, to the knowledge of Seller or the Company, threatened, regarding any of the Company Permits. None of Seller, Newco, and the Company is in conflict with, or in default or violation of any of the Company Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, do not have a Material Adverse Effect on Newco or the Company.

(b) Except as set forth in Section 3.17 to the Seller Disclosure Schedule or as does not, individually or in the aggregate, have a Material Adverse Effect on Newco or the Company:

(i) all necessary clearances or approvals from Governmental Authorities for all drug and device products that are manufactured, distributed and/or sold by the Company have, to the knowledge of Seller or the Company, been obtained and the Company is in substantial compliance with the most current form of each applicable clearance or approval with respect to the manufacture, storage, transportation, distribution, promotion and sale by the Company of such products and, to the knowledge of Seller or the Company, there is no basis for any Governmental Authority to deny or rescind any such clearance or approval;

(ii) none of Seller or the Company, nor any of their officers, employees or agents (during the term of such person’s employment by Seller or the Company or while acting as an agent of Seller or the Company, or, to the knowledge of Seller or the Company, prior to such employment) has made any untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authorities, failed to disclose a material fact required to be disclosed to the FDA or other Governmental Authorities, or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA or similar Governmental Authorities to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any other governmental policy, rule, regulation or law;

(iii) as to each article of drug, device, cosmetic or vitamin manufactured, directly or indirectly, and/or, to the knowledge of Seller or the Company, distributed, by the Company, such article is not adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act or any similar governmental act or law of any jurisdiction;

(iv) none of the Company or any of its officers, employees or agents (during the term of such person’s employment by the Company or while acting as an agent of the Company, or, to the knowledge of Seller or the Company, prior to such employment), or affiliates has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any Applicable Law; and

(v) the activities of each of the Company and its current and former officers, directors, agents and employees, in connection with the business of the Company, has complied in all material respects, and the operations of the Company has complied in all material respects, with all applicable laws governing corrupt or illicit business practices, including laws dealing with improper or illegal payments, gifts or gratuities and/or the payment of money or anything of value directly or indirectly to any person (whether a government official or private individual) for the purpose of illegally or improperly inducing any person or government official, or political party or official thereof, or any candidate for any such position, in making any decision or improperly assisting any person in obtaining or retaining business or taking any other action favorable to such person, and/or dealing with business practices in relation to investments outside of the United States (including, by way of example, if applicable, the United States Foreign Corrupt Practices Act, as amended). Neither the Company nor any of its directors, officers, agents or employees has, in connection with the conduct of the business of the Company, (A) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company for any reason, (C) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Company in violation of any United States federal, state, local or foreign law, or (D) made any other unlawful payment.

3.18 Environmental Matters. Except for matters disclosed in Section 3.18 to the Seller Disclosure Schedule: (a) the properties, operations and activities of the Company are in compliance in all material respects with all applicable Environmental Laws (as defined below) and Environmental Permits (as defined below) and all past noncompliance of Newco or the Company with any Environmental Laws or Environmental Permits has been resolved without any pending ongoing or future obligation, cost or liability; (b) each of Newco and the Company either possesses, or has applied for the renewal of and knows of no reason why they will not be granted on terms no less favorable in any material respect than those in the current version, all Environmental Permits required for its properties, operations and activities; (c) each of Newco and the Company, its properties, operations or activities are not subject to any existing, pending or, to the knowledge of Seller or the Company, threatened, Action by or before any Governmental Authority under any Environmental Law; (d) there has been no disposal, spilling, leaking, or release into the environment of any Hazardous Material (as defined below) by Newco or the Company or in connection with their current or former properties or operations except as is not reasonably likely to result in a material liability under any Environmental Law; (e) to the knowledge of Seller or the Company, there has been no material exposure to any person or property to any Hazardous Material in connection with the current or former properties, operations and activities of Newco or the Company; (f) neither Seller nor the Company has placed, and to the knowledge of Seller or the Company, no other person has placed any underground storage tanks at or under the properties, operations or businesses of the Company and, to the knowledge of Seller or the Company, any underground storage tanks that were in operation at the properties, operations or businesses of Newco or the Company have been closed or abandoned in compliance with the requirements of all applicable Environmental Laws; (g)

Seller and the Company have furnished Buyer with the most current material data and reports with respect to any liability of, or any non-compliance with any Environmental Law associated with the properties, operations and activities of the Company; (h) Seller, Newco, and the Company have not assumed by agreement or operation of law any obligations, liabilities or costs of any third party or predecessor entity under any Environmental Law; and (i) Seller and Company are not aware of any liability under or violation of any Environmental Law at any facility or location where Seller, Newco, or the Company or any predecessor in interest may have at any time conducted operations or owned property. Except as set forth in Section 3.18 to the Seller Disclosure Schedule, neither Seller nor the Company has knowledge of or has received written notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may present any liability under, or otherwise interfere with or prevent compliance or continued compliance by Newco or the Company with any Environmental Laws or any order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder or which may give rise to any common law or legal liability, or otherwise form the basis of any Action, demand or study, based on or related to the manufacture, processing, distribution, use, treatment storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste. The Financial Assurances Agreement dated December 29, 2003, among VGI, LLC, the owner of VGI, LLC, and the Company is in full force and effect. Except as set forth in Section 3.18 to the Seller Disclosure Schedule, the indemnitors under such Agreement have fully performed or are fully performing their obligations thereunder and are not in violation thereof or in default thereunder. “Environmental Laws” means all United States federal, state, local or foreign laws including but not limited to statutes, regulations, and all final and binding determinations or decisions by any Governmental Authority relating to (i) pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes, asbestos or asbestos containing materials, polychlorinated biphenyls, petroleum and petroleum by-products (collectively, “Hazardous Materials“) into the environment or workplace, (ii) the protection of employees from hazards associated with the workplace, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. “Environmental Permit” means all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, registrations, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being and has been conducted that may be required under any applicable Environmental Law.

3.19 Accounts Receivable and Inventories.

(a) All accounts and notes receivable of the Company have arisen in the ordinary course of business, and the accounts receivable reserve reflected in the balance sheet of the Company as of June 30, 2006 is as of such date adequate and established in accordance with GAAP consistently applied. Since June 30, 2006, there has been no event or occurrence that, when considered individually or together with all such other events or occurrences, would cause such accounts receivable reserve to be inadequate, and that could, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) The assets of the Company that are finished goods inventories have a net realizable value on June 30, 2006 at least equal to the FIFO values at which such inventories are carried on the balance sheet of the Company as of June 30, 2006, and have been purchased by the Company directly from the manufacturer thereof or from an authorized distributor of such products in accordance with the Federal Prescription Drug Marketing Act, if applicable.

3.20 Insurance. Section 3.20 to the Seller Disclosure Schedule lists all material insurance policies and binders and programs of self-insurance owned, held or maintained by the Company on the date of this Agreement or at any time during the previous three calendar years that afford or afforded, as the case may be, coverage to the Company, its assets or its business. Except as set forth in Section 3.20 to the Seller Disclosure Schedule, the Company is presently insured and during each of the past five calendar years has been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The Company’s insurance policies are in all material respects in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such insurance policies are in all material respects in amounts that are customary, adequate and suitable in relation to the business, assets and liabilities of Newco and the Company based upon the historical losses experienced by Newco and the Company and all premiums to date have been paid in full. The Company is a “named insured” or an “insured” under such insurance policies. The Company has not been refused any insurance, nor has the coverage of the Company been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five years. Except as set forth in Section 3.20 to the Seller Disclosure Schedule, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Newco and the Company provide adequate coverage against loss based upon the historical losses experienced by Newco and the Company. The current terms for the policies maintained by Newco and the Company expire as set forth in Section 3.20 to the Seller Disclosure Schedule. Set forth in Section 3.20 to the Seller Disclosure Schedule is the amount of the annual premium currently paid by the Company for its directors’ and officers’ liability insurance.

3.21 Brokerage and Finders’ Fees. None of Seller, Newco, and the Company, nor any director, officer or employee of Seller, Newco, or the Company has incurred or will incur on behalf of the Company any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement.

3.22 Sufficiency of Assets; Affiliates.

(a) The assets and rights owned or leased by the Company, together with the Colorado assets being contributed to Newco, constitute all of the assets and rights used in or necessary to conduct the Company’s business in accordance with past practices and as presently conducted. Except as set forth in Section 3.22 of the Seller Disclosure Schedule, and except for the Colorado fixed assets, neither Seller nor any affiliate of Seller (other than the Company) is party to or participates in any transaction or arrangement with the Company or owns any asset or right that is used in or necessary to conduct the Company’s business. Except as set forth in Section 3.22 of the Seller Disclosure Schedule, as of June 30, 2006, there were no intercompany receivables or payables between Seller or any of its affiliates, on one hand, and the Company, on the other hand. Section 3.22 of the Seller Disclosure Schedule sets forth all assets, liabilities, income and expenses of Seller or any of its affiliates (other than the Company), and the amounts thereof, allocated to the Company on the Interim Period Financial Statements.

(b) Section 3.22 of the Seller Disclosure Schedule sets forth all written or oral agreements, contracts or arrangements pursuant to which Seller or any of its affiliates provides products or services to the Company. Other than pursuant to such agreements, contracts or arrangements, neither Seller nor any of its affiliates provides any products or services to the Company.

3.23 Newco. Newco was formed for the sole purpose of effecting the transactions contemplated by this Agreement. Seller is the sole member of Newco. At the date of this Agreement, Newco has no assets and no liabilities and has conducted no business operations. At the Closing, the sole assets of Newco will be the Colorado fixed assets listed in Section 3.23 of the Seller Disclosure Schedule and the equity interests of the Company, Newco will have no liabilities.

3.24 No Material Omission. Neither this Agreement nor the Seller Disclosure Schedule contains any untrue statement of a material fact by Seller, Newco, or the Company or omits to state a material fact necessary to make the statements of Seller, Newco, or the Company contained herein or therein not misleading.

ARTICLE 4

COVENANTS OF THE PARTIES

The parties to this Agreement agree that:

4.1 Mutual Covenants.

(a) HSR Act Filings; Reasonable Efforts; Notification.

(i) Each of Buyer and Seller shall (A) make or cause to be made the filings required of such party to this Agreement or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within five business days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its subsidiaries from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (C) reasonably cooperate with the other party to this Agreement in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as defined in Section 4.1.(a)(ii)) with respect to any such filing or any such transaction. Buyer shall pay the HSR Act filing fee.

(ii) Each of Buyer and Seller shall reasonably cooperate with each other to resolve such objections, if any, as may be asserted by any Governmental

Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, order, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws“). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Buyer and Seller shall cooperate and use all administrative or judicial action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, unless, by mutual agreement, Buyer and Seller decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 4.1(a) shall limit the right of a party to this Agreement to terminate this Agreement pursuant to Section 6.1, so long a such party to this Agreement has up to such point complied in all material respects with its obligations under this Section 4.1(a). Each of Buyer and Seller shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(iii) Each of the parties to this Agreement agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on Buyer or Seller from occurring prior to or after the Closing Date, and (C) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(iv) Notwithstanding anything to the contrary in this Agreement, (A) Buyer shall not be required to hold separate (including by trust or otherwise) or to divest any of its businesses or assets, or to take or agree to take any action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Buyer or a material adverse effect on the assets, liabilities, results of operations, prospects, or financial condition of Buyer combined with the Company after the Closing Date, (B) prior to the Closing Date, neither Seller nor the Company shall be required to hold separate (including by trust or otherwise) or to divest any of its respective businesses or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on the Company, (C) neither party shall be required to take any action (including, among other matters, holding separate (including by trust or otherwise) or divesting any of its respective businesses or assets) that would, or could reasonably be expected to, substantially impair the benefits expected, as of the date of this Agreement, to be realized from consummation of the transactions contemplated by this Agreement, and (D) neither party shall be required to waive any of the conditions set forth in Article VI as they apply to such party to this Agreement.

(b) Public Announcements. Prior to the Closing Date, Seller and its affiliates will not make any public announcement with respect to this Agreement or the transactions contemplated hereby without the consent of Buyer, which consent will not be unreasonably withheld. Prior to the Closing Date, Parent and its affiliates will not make any public announcements with respect to this Agreement or the transactions contemplated hereby except as required by applicable laws or the rules and regulations of the Nasdaq Global Select Market, and in connection with any required announcement, shall provide Seller with a reasonable opportunity to comment thereon.

(c) Tax Filings and Payments.

(i) With respect to any Tax Return filed with respect to the Company or Newco after the Closing Date that relates to a taxable period or portion thereof ending on or prior to the Closing Date (a “Pre-Closing Period“), Buyer shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all items of income, gain, loss, deduction, credit and other tax items required to be included therein. Not later than 30 days prior to the due date of each such Tax Return, Buyer shall deliver a copy of such Tax Return to Seller together with a statement of the excess, if any, of the amount of Tax shown due on such Tax Return that relates to a taxable period ending on or prior to the Closing Date over the amount set up as a liability for such Tax in the Financial Statements. The Tax Return shall be reasonably acceptable in form and content to Seller. Not later than 5 days prior to the due date of such Tax Return, Seller shall pay to Buyer the amount of such excess. Upon receipt thereof, Buyer shall cause the Company or Newco, as the case may be, to file the Tax Return and pay the Taxes shown due on such Tax Return.

(ii) At Closing, ad valorem property Taxes owed by the Company, and by Medegen, LLC with respect to the assets transferred to Newco pursuant to this Agreement, for the Pre-Closing Period (determined as described below) shall be estimated based on the best available information, and Seller shall pay to Buyer any amount by which such estimate of ad valorem property Taxes for the Pre-Closing Period exceeds the accrual for such Taxes in the Financial Statements. When the ad valorem property Taxes for the Pre-Closing Period are capable of being finally determined, Buyer shall compare the amount of such Taxes to the sum of the accrual for such Taxes in the Financial Statements and the amount of any payment for such Taxes made by Seller at Closing and shall bill the Seller for any underpayment of such Taxes or issue a refund to Seller for any overpayment of such Taxes. Seller shall pay a bill issued by Buyer for an underpayment within 30 days of receipt. Buyer shall be responsible for the timely payment of ad valorem property Taxes to the appropriate Taxing Authority.

(iii) For purposes of determining the amount of Taxes relating to a Pre-Closing Period, (A) in the case of Taxes that are imposed on a periodic basis (such as real property Taxes), such amount shall be based on the number of days in the Pre-Closing Period relative to the total number of days in the relevant taxable period; and (B) in the case of any other Taxes (including Taxes based on or measured by capital, debt, income or receipts of the Company or Newco or imposed in connection with the sale or other transfer or assignment of cash or property), such amount shall be based on an interim closing of the books as of the close of business on the Closing Date; provided, however, that notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to the Company or Newco shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

4.2 Covenants of Seller.

(a) Conduct of Company’s Operations. The Company shall conduct its operations in the ordinary course, except as expressly contemplated by this Agreement and the transactions contemplated by this Agreement, and shall use its commercially reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, the Company shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated by this Agreement, without the prior written consent of Buyer:

(i) do or effect any of the following actions with respect to its equity securities: (A) adjust, split, combine or reclassify its equity securities, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any equity securities or any securities or obligations convertible into or exchangeable for any equity securities, (C) grant any person any right or option to acquire any equity securities, (D) issue, deliver or sell or agree to issue, deliver or sell any additional equity securities or any securities or obligations convertible into or exchangeable or exercisable for any equity securities, or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its equity securities;

(ii) directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

(iii) make or propose any changes in the Company’s organization documents;

(iv) merge or consolidate with any other person;

(v) acquire a material amount of assets or capital stock of any other person;

(vi) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice;

(vii) create any subsidiaries;

(viii) enter into or modify any collective bargaining agreement;

(ix) enter into or modify any employment, severance, change of control, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee, other than in the ordinary course of business consistent with past practice with respect to non-officer employees (except for severance agreements, which, in all cases, shall require the prior written consent of Buyer), or otherwise hire or fire any key employees or increase the compensation or benefits provided to any officer, director, consultant or employee, except as may be required by applicable laws;

(x) enter into, adopt or amend any Plan, except as shall be required by applicable laws;

(xi) take any action that could give rise to severance benefits payable to any officer or director of the Company as a result of consummation of the transactions contemplated by this Agreement;

(xii) change any method or principle of tax or financial accounting, except to the extent required by GAAP as advised by the Company’s regular independent accountants;

(xiii) settle any Actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of $25,000;

(xiv) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in Section 3.14 to the Seller Disclosure Schedule, any other material Contract to which the Company is a party or any confidentiality agreement to which Seller is a party;

(xv) enter into any confidentiality agreements or arrangements, other than in the ordinary course of business consistent with past practice or waive any provisions under any existing confidentiality agreement or arrangements;

(xvi) write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $250,000, except for depreciation and amortization in accordance with GAAP consistently applied;

(xvii) incur or commit to any capital expenditures in excess of $25,000 individually or $250,000 in the aggregate;

(xviii) make any payment in respect of policies of directors’ and officers’ liability insurance (premiums or otherwise), other than premiums paid in respect of its current policies not in excess of the amount paid prior to the date of this Agreement;

(xix) take any action that could likely result in the representations and warranties set forth in Article 3 becoming false or inaccurate in any material respect;

(xx) enter into or carry out any other transaction, other than in the ordinary and usual course of business;

(xxi) make, revoke or amend any tax election, settle or compromise any claim or assessment with respect to Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes or file or amend any material Tax Return; or

(xxii) agree in writing or otherwise to take any of the foregoing actions.

Notwithstanding the provisions of Section 4.2(a), nothing contained in this Agreement shall give Parent or Buyer, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing Date. Prior to the Closing Date, the Company and Seller shall exercise, consistent with the terms of this Agreement, complete control and supervision of the Company’s operations.

(b) No Solicitation. Each of Seller and the Company agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit or any of its directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving the Company, or acquisition of any equity securities or a material amount of the assets of the Company, in a single transaction or a series of related transactions, or any acquisition by the Company of any material assets or equity securities stock of any other person, or any combination of the foregoing (a “Competing Transaction“), or negotiate, explore or otherwise engage in discussions with any person (other than Parent, Buyer or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement.

(c) Access. Seller and the Company shall permit representatives of Buyer to have full access at all reasonable times to the Company’s premises, properties, and to the books, records, contracts, documents that are maintained by Seller and/or the Company concerning the activities, operations or properties of the Company. Buyer shall also have reasonable access to customers and suppliers of the Company that shall be coordinated by the Company. The Company shall have the right to participate in any discussions between Buyer and the Company’s customers and suppliers. Buyer will keep the information obtained pursuant to this Section 4.2(c) confidential pursuant to the terms of the confidentiality agreement between Buyer and Seller dated May 9, 2006 (the “Confidentiality Agreement“) and shall cause its directors, officers and employees and representatives or advisors who receive any portion thereof to keep all such information confidential, except as may otherwise be required by law. No investigation conducted pursuant to this Section 4.2(c) shall affect or be deemed to modify any representation or warranty made in this Agreement.

(d) Subsequent Financial Statements. As soon as practicable, and in no event later than 30 days after the end of each month ending before the Closing Date, Seller shall deliver to Buyer the balance sheet of the Company as of the end of, and the statement of income of the Company for, such month (collectively, the “Subsequent Monthly Financial Statements“), all of which shall comply with Section 3.6. As soon as practicable, and in any event no later than 50 days after the Closing Date, Seller shall, at its expense, have an audit prepared by Rhea & Ivy, PLC of the Annual Financial Statements and deliver to Buyer the audited version of the Annual Financial Statements (the “Audited Financial Statements“), together with an unqualified audit report thereon. The Audited Financial Statements shall comply with Section 3.6.

(e) Cash Payments. Seller shall promptly remit and account to the Company from time to time after the Closing for any cash payments made to lock boxes or otherwise from customers or others that relate to the operations of and properly belong to the Company.

4.3 License to Use “Medegen” Name.

(a) For a period of five years beginning on the Closing Date (the “License Term“), Seller hereby grants to Buyer a royalty-free exclusive license to use the “Medegen” name on Products sold to acute care facilities, alternate care facilities and laboratories (collectively, the “Point of Use Facilities“). In addition, Buyer may use the “Medegen” name on new products developed by Buyer so long as those products are included in the categories of the Products set forth on Exhibit “A” to this Agreement; provided that in no event will Buyer be entitled to use the “Medegen” name to enter into new product categories outside of the categories of the Products set forth on Exhibit “A” to this Agreement. Except as otherwise provided in this Section 4.3, to the extent that Seller or its affiliates sell any products to Point of Use Facilities, Seller and its affiliates shall sell such products under the “Maximus” name or another brand name that could not reasonably be confused with the “Medegen” name.

(b) The parties acknowledge and agree that Seller and its affiliates shall continue to use the “Medegen” name in connection with products sold to original equipment manufacturers (“OEMs“); provided that the OEMs repackage the products for sale under their brand names when sold to Point of Use Facilities.

(c) Notwithstanding anything contained in this Section 4.3: (i) Seller and its affiliates shall be permitted to utilize all of their existing stock of packaging that is currently labeled “Maximus” (in large font) and “A Quality Brand of Medegen” (in smaller font), but Seller and its affiliates shall eliminate the use of the “Medegen” name from their future packaging orders except as required by the FDA or other applicable Governmental Authority; (ii) in the event that Buyer ceases the use of the “Medegen” name in connection with the sale of the Products for a period of six consecutive months during the License Term, Seller and its affiliates shall be permitted to immediately begin using the “Medegen” name in connection with the sale of products other than the Product categories sold to Buyer hereunder, to Point of Use Facilities; and (iii) to the extent that Buyer uses the “Medegen” logo during the License Term, Buyer shall not modify, and Buyer shall use its commercially reasonable efforts to cause third parties distributing the Products to not modify, the font style, graphics or color of the logo from that used by Seller or its affiliates prior to the Closing.

4.4 Company Employees.

(a) Effective with the Closing, the sponsorship of the Medegen 401(k) Plan and the Medegen Wraparound Employee Benefits Plan shall be transferred from the Company to Medegen MMS, Inc., a subsidiary of Seller, and the Company shall cease to be a participating employer thereunder.

(b) Effective with the Closing, those employees of the Company who participated in the Medegen 401(k) Plan shall be eligible to participate in Parent’s 401(k) Plan, and those employees of the Company who participated in the Medegen Wraparound Employee Benefits Plan shall be eligible to participate in Parent’s Health and Welfare Plans. All Company employees will be given credit under Parent’s plans for service to the Company prior to becoming a participant in such plans for purposes of eligibility, vesting and benefit determination under any vacation and severance policies of Parent, to the extent such service was recognized under a similar plan of Seller or the Company immediately prior to the Closing. To the extent permitted under Parent’s benefit plans, Company employees shall be eligible to be covered under group health insurance plans without any gap or lapse of coverage, and Parent shall cause (i) each such employee and his or her eligible dependents to be credited under such Parent group health plan for the year in which coverage begins with any deductibles and copayments already incurred during such year under the group health plan of the Company, and (ii) such Parent group health plan to waive any pre-existing condition restrictions to provide immediate coverage, to the extent such pre-existing condition restrictions were waived under the Company’s group health plan or as required by applicable law. From and after Closing, Parent shall cause the Company to honor all vacation time accrued on the Company’s books as of the Closing for those employees that continue to be employed by the Company following Closing.

(c) Nothing in this Section 4.4 shall limit the ability of the Parent or Company to modify or terminate any benefit plan at any time after the Closing. Nothing in this Section 4.4 shall be construed as a contract of employment, or give any employee the right to be retained in the employ of the Company, Buyer or Parent after the Closing.

(d) Buyer shall reimburse Seller from time to time for claims paid by Seller after the Closing on behalf of employees of the Company retained by Buyer pursuant to the Medegen Wraparound Employee Benefits Plan; provided that Buyer’s reimbursement obligation shall not exceed the accrued liability for claims under the Medegen Wraparound Employee Benefits Plan on the balance sheet as of the Closing Date.

4.5 Transition Services; Access to Records. For a period of 90 days after the Closing, at no additional charge, Buyer shall provide Seller with reasonable access during normal business hours to the Company’s network, e-mail, technical support and MFG/PRO ERP system while Seller transitions e-mail rebates and financial consolidation activity to other systems outside the Company’s network. From and after the Closing, Buyer shall make the Company’s electronic and/or paper records available to Seller, at reasonable times and upon reasonable notice, if necessary for Seller to respond to an audit or other similar request or for such other business purpose as Seller reasonably deems necessary.

ARTICLE 5

CONDITIONS

5.1 Conditions to the Obligations of Each Party. The obligations of Seller, the Company, Parent and Buyer to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction (or to the extent legally permissible, waiver) of the following conditions:

(a) Any applicable waiting periods under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and any other approvals of any Government Authority shall have been obtained.

(b) No provision of any applicable law or regulation and no judgment, injunction, order or decree of a Governmental Authority, shall prohibit or enjoin the consummation of the transactions contemplated by this Agreement or limiting the ownership or operation by Buyer, the Company of any material portion of the businesses or assets of Buyer or the Company.

(c) There shall not be pending any Action by any Government Authority (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, (ii) except to the extent consistent with the obligations of Seller and Buyer under Section 4.1(a), seeking to prohibit or limit the ownership or operation by Buyer of the Company, or to compel Buyer or Seller to dispose of or hold separate, any material portion of the business or assets of Buyer or the Company, as a result of the transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Buyer to acquire or hold or exercise full rights of ownership of, any equity securities of the Company or (iv) seeking to prohibit Buyer or any of its subsidiaries from effectively controlling in any material respect the business or operations of Buyer or any of its subsidiaries or the businesses or operations of the Company.

(d) Buyer, Seller and the Escrow Agent shall have executed and delivered to each other the Escrow Agreement.

5.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions unless waived by Seller:

(a) Each of the representations and warranties of each of Parent and Buyer set forth in Article 2 (i) to the extent qualified by Material Adverse Effect or any other materiality qualification shall be true and correct in all respects, and (ii) to the extent not qualified by Material Adverse Effect or any other materiality qualification shall be true and correct in all material respects, in each case on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects could not reasonably be expected to have a Material Adverse Effect on Buyer.

(b) Each of Parent and Buyer shall have performed in all material respects each obligation and agree and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Closing Date.

(c) Each of Parent and Buyer shall have furnished Seller with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President of Buyer to the effect that the conditions set forth in Section 5.2(a) and 5.2(b) have been satisfied.

(d) Each of Parent and Buyer shall have delivered to Seller such other customary closing documents as Seller and its counsel may reasonably request.

5.3 Conditions to Obligations of Parent and Buyer. The obligations of Parent and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions unless waived by Buyer:

(a) Each of the representations and warranties of Seller, Newco, and the Company set forth in Article 3 (i) to the extent qualified by Material Adverse Effect or any other materiality qualification shall be true and correct in all respects, and (ii) to the extent not qualified by Material Adverse Effect or any other materiality qualification shall be true and correct in all material respects, in each case on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Each of Seller, Newco and the Company shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Closing Date.

(c) Seller and the Company shall have furnished Buyer with a certificate dated the Closing Date signed on its behalf by its President or any Vice President to the effect that the conditions set forth in Section 5.3(a) and 5.3(b) have been satisfied.

(d) Since the date of this Agreement, except to the extent contemplated by Section 3.9 to the Seller Disclosure Schedule, there shall not have been any material adverse change in the assets, liabilities, results of operations or financial condition of Newco or the Company or any event, occurrence or development that has a Material Adverse Effect on Newco or the Company.

(e) The Company shall have delivered to Buyer evidence reasonably satisfactory to Buyer of the termination of the Services Agreement dated as of August 1, 2003 by and between the Company and Seller, and any other outstanding intercompany obligations as of the Closing Date.

(f) The Company shall be prepared to repay in full or be released from all indebtedness of the Company at the Closing, and all liens on the assets of the Company securing any indebtedness shall be released at the Closing.

(g) All consents, waivers, approvals, licenses or authorizations by third parties made necessary by the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except where the failure to have any consent, waiver, approval, license or authorization would not have a Material Adverse Effect on the Company or Buyer, and except for customer consents which would customarily in the industry be obtained post-Closing.

(h) Seller shall have obtained at Seller’s cost all consents to sublicenses necessary to permit the Company to continue the use of its computer software consistent with past practices.

(i) The Company shall have terminated all employment or compensation arrangements, without any liability to the Company, with the officers of Seller or any of its affiliates set forth on Section 5.3(i) to the Seller Disclosure Schedule who will not continue to provide any services to the Company after the Closing.

(j) Seller shall have delivered to Buyer a certificate of non-foreign status of Seller (or, if applicable, its owner for U.S. federal income tax purposes) which meets the requirements of Treasury Regulation Section 1.1445-2(b)(2).

(k) The Company shall have delivered or caused to be delivered to Buyer the following:

(i) The resignations of all of the directors of the Company’s Board of Directors of the Company;

(ii) Non-Competition Agreements for Seller and each of the Company’s and Seller’s officers and directors and affiliates in the form attached hereto as Exhibit “D”;

(iii) The opinion of counsel to the Company and Seller in the form attached hereto as Exhibit “E”; and

(iv) such other customary closing documents as Buyer and its counsel may reasonably request.

ARTICLE 6

TERMINATION AND AMENDMENT

6.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller if there shall be any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court of other competent Government Authority enjoining Buyer or Seller from consummating the transactions contemplated by this Agreement shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

(c) by either Buyer or Seller if the Closing shall not have been consummated before December 31, 2006; provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to any party to this Agreement whose failure or whose affiliate’s failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; and

(d) by Buyer or Seller if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, such breach results in a Material Adverse Effect on the other party, and such breach shall not have been cured within 15 days after notice thereof shall have been received by the party to this Agreement alleged to be in breach.

6.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement, except for the provisions of this Section 6.2 and Section 7.12, shall become void and have no effect, without any liability on the part of any party to this Agreement or its directors, officers, shareholders or members. Notwithstanding the foregoing, nothing in this Section 6.2 shall relieve any party to this Agreement of liability for an intentional breach of any provision of this Agreement, and if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party to this Agreement so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties to this Agreement for their respective out-of-pocket costs, fees and expense of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and directors’ meetings and consents.

6.3 Amendment. This Agreement may be amended by the parties to this Agreement at any time by an instrument in writing signed on behalf of each of them.

6.4 Extension; Waiver. At any time prior to the Closing Date, Buyer (with respect to Seller, the Company and Newco) and Seller (with respect to Parent and Buyer) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE 7

MISCELLANEOUS

7.1 Indemnification.

(a) By Seller. Seller covenants and agrees to defend, indemnify and hold harmless Parent, Buyer, their officers, directors, employees, agents, advisers, representatives and affiliates (collectively, the “Buyer Indemnitees“) from and against, and pay or reimburse the Buyer Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorney’s and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses“), resulting from or arising out of:

(i) any inaccuracy of any representation or warranty made by Seller or the Company in this Agreement;

(ii) any failure of Seller to perform any covenant or agreement under this Agreement;

(iii) any and all Taxes of Seller and its affiliates (other than the Company and Newco, except as provided in Section 7.1(a)(iv));

(iv) any and all Taxes of the Company and Newco relating to any Pre-Closing Period;

(v) any and all monetary obligations arising out of the purported claims outlined in the Settlement Agreement between the Equal Employment Opportunity Commission and the Company;

(vi) any and all liabilities, obligations or claims of the National Labor Relations Board for unfair labor practices arising out of a labor dispute in March 2006;

(vii) any and all liabilities for infringement of any trademark, patent or any other intellectual property of any third party arising out of the manufacture or sale of the Products for the uses for which they are presently being sold by the Company;

(viii) any and all obligations or claims resulting from the request from Spinner Medical Products Company for reimbursement of post-closing transition expenses from the Company; and

(ix) any and all liabilities of Newco arising prior to the Closing Date.

(b) By Buyer. Buyer covenants and agrees to defend, indemnify and hold harmless Seller and its officers, directors, employees, agents, advisers, representatives and affiliates (collectively, the “Seller Indemnitees“) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses resulting from or arising out of:

(i) any inaccuracy in any representation or warranty by Buyer made or contained in this Agreement;

(ii) any failure of Buyer to perform any covenant or agreement made or contained in this Agreement;

(iii) any and all Taxes of Buyer, Parent and their affiliates;

(iv) any and all Taxes of the Company relating to any taxable period or portion thereof beginning after the Closing Date; and

(v) any and all other liabilities of the Company and Newco that are not included in the indemnity from Seller to Buyer contained in Section 7.1(a) of this Agreement.

(c) Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party“), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party“) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as a unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s Tax liability or the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any such claim or litigation subject to this Section 7.1 and the records of each shall be available to the other with respect to such defense.

(d) Limitations on Indemnification. The foregoing notwithstanding, an Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to Section 7.1(a)(i) or Section 7.1(b)(i) only when the aggregate of all Losses suffered or incurred by the Indemnified Party as to which a right of indemnification is provided under such Section exceeds $375,000 (the “Threshold Amount“). For purposes of calculating the Threshold Amount, any qualification or limitation of a representation or warranty by reference to the materiality of matters stated therein or as to matters having or not having a “Material Adverse Effect,” or words of similar effect, shall be disregarded. After the aggregate of all Losses suffered or incurred by the Indemnified Party exceeds the Threshold Amount, the Indemnifying Party shall be obligated to indemnify the Indemnified Party for all Losses in excess of the Threshold Amount. Further, in no event shall the obligation of an Indemnifying Party to indemnify an Indemnified Party pursuant to Section 7.1(a)(i) or Section 7.1(b)(i) exceed $12,000,000 (the “Cap“); provided that the Cap shall not apply if the Losses are sustained as a result of a breach of the representations and warranties in Sections 2.1, 2.2, 3.1, 3.2, 3.3, 3.4, 3.13, and 3.18. Indemnity obligations of Seller shall be satisfied first from the escrow pursuant to the Escrow Agreement.

(e) Time Limitation. All claims for indemnification under Section 7.1(a)(i) or Section 7.1(b)(i) must be asserted within 30 days of the termination of the respective survival periods set forth in Section 7.2.

(f) Exclusive Remedy. Buyer and Sellers agree that, following the Closing a claim for indemnification under this Section 7.1 shall be the sole and exclusive remedy for any of the matters for which a claim for indemnification against Losses may be made under paragraphs (a) and (b) of this Section 7.1.

7.2 Survival of Representations and Warranties, etc. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

(a) except as set forth in clauses (b) and (c) below, the representations and warranties contained in Article 2 and Article 3 shall survive the Closing Date until the completion of Buyer’s audited financial statements for the fiscal year ended March 31, 2008, but in any event no later than the second anniversary of the Closing Date (the “Survival Period“).

(b) the representations and warranties contained in Section 2.1, 2.2, 3.1, 3.2, 3.3, 3.4, 3.13, and 3.18 shall survive for so long as any applicable statute of limitations remains open for the underlying claim or claims, including by reason of waiver of such statute of limitations; and

(c) the representations and warranties of Seller contained in Section 3.10 shall survive as to any Tax covered by such representations and warranties for so long as any statute of limitations for such Tax remains open, in whole or in part, including by reason of waiver or extension of such statute of limitations.

7.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties to this Agreement at the following addresses (or at such other address for a party to this Agreement as shall be specified by like notice):

(a)	if to Parent, Buyer, or, after the Closing, the Company:

Medical Action Industries Inc.

800 Prime Place

Hauppauge, New York 11788

Attention: Paul D. Meringolo

Telecopy No.: 1-800-358-7332

with a copy to

Michael Swidler, Esq.

Vinson & Elkins LLP

666 Fifth Avenue 26th Floor

New York, New York 10103

Telecopy No.: (917) 849-5367

and

Richard G. Satin, Esq.

Medical Action Industries Inc.

800 Prime Place

Hauppauge, New York 11788

Telecopy No.: (631) 980-7872

(b)	if to Seller or, prior to the Closing, the Company:

Medegen LLC

10617 North Hayden Road

Suite 100

Scottsdale, Arizona 85260

Attention: Charles Stroupe

Telecopy No.: (480) 344-5001

with a copy to:

Christopher J. Crosby

Nautic Partners, LLC

50 Kennedy Plaza

Providence, Rhode Island 02903

Telecopy No.: (401) 278-6387

and

Karen C. McConnell

Ballard, Spahr, Andrews and Ingersoll, LLP

3300 North Central Avenue

Suite 1800

Phoenix, Arizona 85012

Telecopy No.: (602) 997-3114

7.4 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article of Section of this Agreement unless otherwise indicated. The headings, table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A “Material Adverse Effect” with respect to any party to this Agreement shall be deemed to occur if (a) in any individual representation or warranty in this Agreement, the aggregate consequences of breaches and inaccuracies of such representation and warranty taken together with breaches and inaccuracies of any other representation and warranty would or could reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations, prospects, or financial condition of such party to this Agreement and its subsidiaries taken as a whole, and (b) elsewhere in this Agreement, the aggregate consequences of all breaches and inaccuracies of covenants and representations of such party to this Agreement under this Agreement, when read without any exception or qualification for a material adverse effect, would or could reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations or financial condition of such party to this Agreement and its subsidiaries taken as a whole or on its ability to consummate the transaction contemplated by this Agreement. A “subsidiary” when used with respect to any party to this Agreement means any corporation or other organization, incorporated or unincorporated, (a) of which such party to this Agreement or any of its subsidiaries is a general partner (excluding partnerships, the general partnership interests of which held by such party to this Agreement or any of its subsidiaries do not have 50% or more of the voting interests in such partnership) or (b) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party to this Agreement or one or more of its subsidiaries (or if there are no such voting securities or interests, 50% or more of the equity interests of which is, directly or indirectly, owned or controlled by such party to this Agreement or any of its subsidiaries).

7.5 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties to this Agreement may execute more than one copy of this Agreement, each of which shall constitute an original.

7.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement, and supersede all prior agreements and understandings, agreements or representations by or among the parties to this Agreement, written and oral, with respect to the subject matter hereof and thereof.

7.7 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

7.8 Governing Law. This Agreement shall be governed by the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

7.9 Consent to Jurisdiction; Venue.

(a) Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties to this Agreement irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties to this Agreement agrees that a final non-appealable judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties to this Agreement irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated hereby, on behalf of itself or its property, by the personal delivery of copies of such process to such party to this Agreement. Nothing in this Section 7.9 shall affect the right of any party to this Agreement to serve legal process in any other manner permitted by law.

7.10 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties to this Agreement acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties to this Agreement is entitled to a decree of specific performance provided such party to this Agreement is not in material default under this Agreement.

7.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

7.12 Expenses. Subject to the provisions of Section 6.2, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party to this Agreement incurring such expenses.

7.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

7.14 Parent Guaranty. In recognition that Buyer was formed by Parent for the sole purpose of effectuating the transactions contemplated by this Agreement, Parent hereby guarantees for the benefit of Seller and the Company the full and prompt performance by Buyer of its obligations under this Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.

MEDICAL ACTION INDUSTRIES INC.

By:
Name:	Paul D. Meringolo
Title:	President and Chief Executive Officer

MAI ACQUISITION CORP.

By:
Name:	Paul D. Meringolo
Title:	President and Chief Executive Officer

MEDEGEN NEWCO, LLC

By:
Name:	Charles M. Stroupe
Title:	Authorized Officer

MEDEGEN HOLDINGS, LLC

By:
Name:	Charles M. Stroupe
Title:	Authorized Officer

MEDEGEN MEDICAL PRODUCTS, LLC

By:
Name:	Charles M. Stroupe
Title:	Authorized Officer